EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

FactSet Data Systems, Inc.

FactSet France, Inc.

FactSet GmbH

FactSet Limited

FactSet Mergerstat, LLC

CallStreet, LLC

FactSet Pacific, Inc.

Innovative Systems Techniques, Inc.

LionShares Europe S.A.S.